SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(c)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under § 240.14a-12

CONSTAR INTERNATIONAL INC.

(Name of registrant as specified in its charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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CONSTAR INTERNATIONAL INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 27, 2005

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Constar International Inc. to be held on April 27, 2005, beginning at 9:00 a.m., local time, at the offices of Dechert LLP, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania. The purposes of the Annual Meeting are:

1.	to elect three Class III directors to hold office until the annual meeting of stockholders in 2008; and

2.	to transact any other business that may properly come before the meeting.

All holders of record of shares of Constar Common Stock at the close of business on February 28, 2005 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

We appreciate your ongoing interest and participation in our company. Please take the time to complete, date, sign and promptly return the enclosed proxy card to ensure that your shares will be represented at the meeting. YOUR VOTE IS VERY IMPORTANT.

By Order of the Board of Directors,

David Waksman Vice President, General Counsel and Secretary

Philadelphia, Pennsylvania

March 31, 2005

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed on or about April 6, 2005, to owners of shares of Constar International Inc. (“Constar” or the “Company”) Common Stock in connection with the solicitation of proxies by the Company’s Board of Directors for the 2005 Annual Meeting of Stockholders. Our Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

Constar International Inc.

One Crown Way

Philadelphia, PA 19154-4599

(215) 552-3700

VOTING PROCEDURES

Your vote is very important. Your shares can be voted at the Annual Meeting only if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. You may revoke this proxy at any time before it is voted by written notice to the Secretary of the Company, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If no directions are given on a properly executed and delivered proxy, your shares will be voted by one of the individuals named on your proxy card in accordance with his judgment.

Who can vote?    Stockholders as of the close of business on February 28, 2005 are entitled to vote. On that day, 12,560,103 shares of our Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Constar International Inc., One Crown Way, Philadelphia, Pennsylvania beginning April 7, 2005. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

What shares are included in the proxy card? The proxy card represents all the shares of Common Stock registered to you in a particular account. You may receive more than one proxy card if you hold shares which are either registered differently or in more than one account.

How are votes counted?    The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented in person or by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum has been reached. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by the tenth day before the Annual Meeting, the nominees may vote those shares only on matters deemed routine by Nasdaq, such as the election of directors and ratification of the appointment of independent accountants. On non-routine matters, nominees cannot vote and there is a so-called “broker non-vote” on that matter. Directors are elected by a plurality of the votes present or represented by proxy at the meeting and entitled to vote on the election of directors. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not affect their election.

Who will count the vote?     Our Transfer Agent and Registrar, Equiserve Trust Company, will tally and certify the vote as our Inspector of Elections.

Who is soliciting this proxy?    This solicitation is made on behalf of us and our Board of Directors. We will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy statement and proxy card. Proxies may be solicited by our directors, officers and regular employees, without additional compensation, in person or by telephone or other electronic means. We will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of our Common Stock. In addition, we have retained Mackenzie Partners & Co. to assist us in the solicitation of proxies for a fee of $3,500 plus certain expenses.

What if I can’t attend the meeting?    If you do not attend the meeting in person you must vote your shares by proxy if you intend to vote.

ELECTION OF DIRECTORS

ITEM 1 ON PROXY CARD

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that our business shall be managed by a Board of Directors, with the number of directors to be from six to thirteen as provided by the Board of Directors from time to time. The size of the Board of Directors is currently set at seven. The Amended and Restated Certificate of Incorporation divides our Board of Directors into three classes: Class I, Class II and Class III. The directors in each class serve terms of three years and until their respective successors have been elected and have qualified.

The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The term of our Class I director, A. Alexander Taylor, will expire at our 2006 Annual Meeting. The term of our Class II directors, James A. Lewis, John P. Neafsey and Angus F. Smith, will expire at our 2007 Annual Meeting. The term of our Class III directors, Michael J. Hoffman, William G. Little and Frank J. Mechura, will expire at our 2005 Annual Meeting.

Our Board of Directors has recommended the election of Michael J. Hoffman, William G. Little and Frank J. Mechura to our Board of Directors at the 2005 Annual Meeting. In order to balance the number of directors in each class, if each of the nominees is elected, it is expected that Mr. Hoffman will be reclassified as a Class I director with a term expiring at our 2006 Annual Meeting.

At the Annual Meeting, three Class III directors are to be elected. Each of the nominees is currently a director of the Company. Each of the nominees has consented to being named as a nominee for director of the Company and has agreed to serve if elected. If any nominee becomes unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any substitute nominee designated by the Board of Directors. Director elections are determined by a plurality of the votes cast at the Annual Meeting in person or by proxy.

Set forth below is information regarding each nominee for Class III director and each of our continuing Class I and Class II directors. The Board of Directors recommends a vote FOR each of the listed nominees.

Class III Nominees

Name	Age	Principal Occupation During at Least the Past Five Years
Michael J. Hoffman	44	Mr. Hoffman has been President and Chief Executive Officer and a Director of our Company since May 2002. Mr. Hoffman has been President of Constar, Inc. since October 2000. Mr. Hoffman was previously Vice President of Operations for Constar, Inc. since 1995, and director of Crown Cork & Seal Company, Inc.’s Aerosol Manufacturing division from 1993 to 1995. Before that, Mr. Hoffman was a Plant Superintendent, and then a Plant Manager, in several United States branches of Crown Cork & Seal Company, Inc. from 1987 to 1993. Prior to 1987, Mr. Hoffman was a Plant Superintendent for Continental Can Company and held various other plant management positions.

Name	Age	Principal Occupation During at Least the Past Five Years
William G. Little	62	Mr. Little has been a member of our Board of Directors since 2002. Mr. Little was Chairman of the Board of West Pharmaceutical Services, Inc. from 1996 until March 2003. Mr. Little was appointed President and Chief Executive Officer of West Pharmaceutical Services, Inc. in 1991. Mr. Little served as President of West Pharmaceutical Services, Inc. until 1998 and Chief Executive Officer until April 2002. Mr. Little is a Director of Crown Holdings, Inc., Fox Chase Cancer Center, Southern Peaks Ltd. and the Ligocyte Corporation.
Frank J. Mechura	62	Mr. Mechura has been a member of our Board of Directors since 1997 and served as President of our Company from February 2002 to May 2002. Mr. Mechura is currently President of the Americas Division of Crown Holdings, Inc. Mr. Mechura was President of our Company from 1996 to 1998 and a Senior Vice President of Constar, Inc. from 1996 to 2000. Mr. Mechura has been an Executive Vice President and President of the Americas Division of Crown Cork & Seal Company, Inc. since 2001. Mr. Mechura was also Executive Vice President and President of the Americas Plastic Division of Crown Cork & Seal Company, Inc. from 2000 to 2001.

Incumbent Class I Director to Continue in Office for Term Expiring in 2006

Name of Current Director	Age	Principal Occupation During at Least the Past Five Years
A. Alexander Taylor	51	Mr. Taylor has been a member our Board of Directors since March 2003. Mr. Taylor has been the President and Chief Operating Officer of Chattem, Inc. since January 1998 and a member of Chattem, Inc.’s Board of Directors since 1993. Before that, Mr. Taylor was a partner in the law firm of Miller & Martin from 1983 to 1998. Mr. Taylor is also a Director of The Krystal Company and Olan Mills, Inc.

Incumbent Class II Directors to Continue in Office for Term Expiring in 2007

Name of Current Director	Age	Principal Occupation During at Least the Past Five Years
James A. Lewis	57	Mr. Lewis has been a member of our Board of Directors since March 2003. Mr. Lewis has been the President and Chief Executive Officer of Lynx Chemical Group since 2002. Prior to that, Mr. Lewis worked as an Independent Management Consultant from 2001 to 2002. Prior to that, Mr. Lewis was President and Chief Executive Officer of WorldWideTesting.com from 2000 to 2001. Before that, Mr. Lewis was Vice President and General Manager of the Container Plastics Business of Eastman Chemical Company from 1997 to 1999.
John P. Neafsey	65	Mr. Neafsey has been a member of our Board of Directors since July 2003 and has served as Chairman since April 2004. Mr. Neafsey has been President of JN Associates, an investment consulting firm, since 1993. Mr. Neafsey serves as Chairman of Alliance Resource Partners, L.P., is a Director of West Pharmaceutical Services, Inc., and is Chairman of the Board of Directors of National Equipment Services Company. He previously served as President and CEO of Greenwich Capital Markets from 1990 through 1993. Mr. Neafsey served on the Greenwich Capital Markets Board from 1983 to 1993.

Name of Current Director	Age	Principal Occupation During at Least the Past Five Years
Angus F. Smith	63	Mr. Smith has been a member of our Board of Directors since 2002. Since June 2002, Mr. Smith has been an Alliance Partner with the First Principles Group, a financial services company based in Washington, D.C. Mr. Smith was Vice President and Treasurer of Unisys Corporation from 1997 to 2000. Prior to this, Mr. Smith served at Rohm and Haas Company as Treasurer from 1980 to 1997, as Assistant Treasurer from 1976 to 1980 and in various financial management positions from 1967 to 1976.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, our business, property and affairs are managed under the direction of our Board of Directors.

Meetings of the Board of Directors.    In 2004, the Board of Directors met eight times. Each of the incumbent directors attended at least 75% of the meetings of the Board and each of the committees to which the director was assigned.

Committees of the Board of Directors.    The Board of Directors has established three standing committees.

Audit Committee—maintains the sole responsibility to appoint, determine funding for, and oversee the independence and performance of our internal and external auditors and has the authority to engage independent counsel and other advisors to assist in such responsibility. In addition, the Audit Committee assists the Board of Directors in monitoring the integrity of our financial statements and compliance with laws and regulations related to our financial statements and has the responsibility to establish procedures for the receipt and treatment of complaints regarding our financial statements, internal accounting controls or other related auditing matters. In 2004, the Audit Committee met 21 times. The current members of the Audit Committee are Messrs. Neafsey, Smith and Taylor, each of whom is “independent” under the listing standards of the National Association of Securities Dealers and applicable SEC regulations. Mr. Smith is the Chairman of the Audit Committee.

The Board of Directors has determined that Mr. Neafsey is an “audit committee financial expert” as defined by regulations promulgated under the Securities Act of 1933.

Compensation Committee—reviews and makes recommendations to the Board of Directors regarding the compensation to be provided to the Chief Executive Officer and the directors. In addition, the

Compensation Committee reviews compensation arrangements for the other executive officers. The Compensation Committee also administers our equity compensation plans.

In 2004, the Compensation Committee met nine times. The current members of the Compensation Committee are Messrs. Lewis, Little and Neafsey, each of whom is “independent” under the listing standards of the National Association of Securities Dealers and applicable SEC regulations. Mr. Little is the Chairman of the Compensation Committee.

Nominating and Corporate Governance Committee—develops and oversees corporate governance guidelines; and identifies, reviews, evaluates and recommends potential candidates to serve as directors of the Company. Governance matters were added to this committee’s responsibilities in 2004. The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders who timely submit such recommendations as outlined under “Submission of Director Nominations” below. In 2004, the Nominating and Corporate Governance Committee met five times. The current members of the Nominating and Corporate Governance Committee are Messrs. Lewis, Little, Neafsey and Taylor, each of whom is “independent” under the listing standards of the National Association of Securities Dealers and applicable SEC regulations. Mr. Taylor is the Chairman of the Nominating and Corporate Governance Committee.

Committee Charters.    Each of our Audit, Compensation and Nominating and Corporate Governance Committees has a written charter delineating its responsibilities. Each committee’s charter is available on the “Investors” section of our web site at www.constar.net.

Director Compensation.    We pay our non-employee directors the following annual retainers and fees for attended meetings:

Position	Annual Retainer	Attendance Fee for Board or Applicable Committee Meeting
Chairman of the Board of Directors	$91,500	$2,000
Non-Chairman Director	$56,500	$1,000
Chairman of the Audit Committee	$7,000	$2,000
Non-Chairman Member of the Audit Committee	$3,500	$1,500
Chairman of the Compensation Committee	$5,000	$1,500
Non-Chairman Member of the Compensation Committee	$2,500	$1,000
Chairman of the Nominating and Corporate Governance Committee	$5,000	$1,500
Non-Chairman Member of the Nominating and Corporate Governance Committee	$2,500	$1,000

We also intend to annually grant 1,000 shares of restricted stock to the Chairman of our Board of Directors and 750 shares of restricted stock to all other non-employee directors under our Non-Employee Directors’ Equity Incentive Plan.

We do not pay fees or make stock grants to employee directors for their service as directors; however, all directors are reimbursed for travel expenses incurred in connection with Board of Directors and committee meetings.

Contacting our Directors.    You may contact our Board of Directors and any of our individual directors by writing to them care of the Secretary, Constar International Inc., One Crown Way, Philadelphia, Pennsylvania 19154-4599. The Secretary will forward the communication to the Board of Directors or the applicable director(s). In addition, it is the Company’s policy that any allegation of accounting or financial impropriety must be brought to the attention of the Audit Committee immediately.

Attendance at the Annual Meeting.    We strongly encourage each of our directors to attend our annual meeting of stockholders. Last year, each of our directors attended the annual meeting of stockholders.

Submission of Director Nominations.    The Nominating and Corporate Governance Committee will consider stockholders’ suggestions for nominees for election to our Board of Directors in 2006. Any such suggestion must be made in writing, must include biographical data and a description of such nominee’s qualifications, and must be accompanied by the written consent of such nominee. Any such suggestion for nominees must be mailed to the Nominating and Corporate Governance Committee, c/o The Secretary, Constar International Inc., One Crown Way, Philadelphia, Pennsylvania 19154-4599. For such suggested nominee to be eligible to be considered for inclusion in the proxy statement for the 2006 Annual Meeting of Stockholders in compliance with the Company’s Amended and Restated Bylaws, the suggestion must be received between October 15, 2005 and November 14, 2005. Nominees for election to the Board of Directors should at a minimum satisfy the following criteria:

•	Possess the integrity and judgment essential to effective decision making.

•	Have the ability and willingness to commit necessary time and energy to prepare for, attend and participate in meetings of the Board and one or more of its standing committees and not have other directorships, trusteeships or outside involvements that would materially interfere with responsibilities as a director of Constar.

•	Have the willingness and availability to serve at least one three-year term.

•	Have the willingness and ability to represent the interests of all stockholders of the Company rather than any special interest or constituency while keeping in perspective the interests of the Company’s employees, customers, local communities and the public in general.

•	Have background and experience that complement or supplement the background and experience of other Board members.

•	Be free from interests that are or would present the appearance of being adverse to, or in conflict with, the interests of the Company.

•	Have a proven record of competence and accomplishment through demonstrated leadership in business, education, government service or finance, including director, chief executive or senior management experience; academic experience; manufacturing experience; financial and accounting experience; or other relevant experiences that will provide the Board with perspectives that will enhance Board effectiveness, including perspectives that may result from diversity in ethnicity, race, gender, national origin or nationality.

These criteria have been established by the Nominating and Corporate Governance Committee as criteria that any director nominee, whether suggested by a stockholder or otherwise, should satisfy. A nominee for election to the Board of Directors that is suggested by a stockholder will be evaluated by the Nominating and Corporate Governance Committee in the same manner that any other nominee for election to the Board (other than directors standing for re-election) is evaluated. The evaluation process will include a comprehensive background and reference check, a series of personal interviews by, at a minimum, the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee, and a thorough review by the full committee of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria set forth above. Finally, if the committee determines that a candidate should be nominated for election to the Board of Directors, the committee will present its findings and recommendation to the full Board of Directors for approval.

Corporate Governance Practices.    We regularly monitor developments in the area of corporate governance and review our processes and procedures in light of such developments. In those efforts, we review new federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and Nasdaq. We have implemented corporate governance practices that we believe are in the best interest of our company and our stockholders.

Codes of Conduct.    We have adopted Corporate Governance Guidelines for our company. These guidelines address such matters as director qualifications, directors’ access to management and advisors, conflicts of interest and performance evaluations. We have also adopted a Code of Ethics that applies to all our employees and includes special provisions applicable to our principal executive officer, principal financial officer, and controller. Our Corporate Governance Guidelines and Code of Ethics are available on the “Investors” section of our web site at www.constar.net.

Disclosure Committee.    We have established a Disclosure Committee, comprised of executives and senior personnel who are actively involved in the disclosure process, to specify, coordinate and oversee the review procedures that we use to prepare our periodic SEC reports.

Ethics Hotline.    We have established a confidential hotline by which employees can communicate concerns regarding unethical or illegal conduct at our company. The Audit Committee has established procedures to receive, retain and treat these concerns.

Insider Trading.    In addition to the insider trading prohibitions of our Code of Ethics, we maintain an additional insider trading policy that applies to our directors, executive officers and certain other personnel. Our insider trading policy prohibits these individuals from trading in our securities at certain times when we would normally expect the Company to have material non-public information regarding its quarterly and annual earnings results. In addition, these individuals are prohibited from trading without obtaining the prior approval of a compliance officer.

Executive Sessions of the Independent Directors.    Our independent directors meet periodically in executive session without members of management.

Director Independence.    The Board has considered transactions and relationships between each director, on one hand, and the Company or its affiliates, on the other. The purpose of this review was to determine whether any such transactions or relationships were inconsistent with a determination that the director is independent under the listing standards of the National Association of Securities Dealers and applicable SEC regulations. As a result of this review, the Board determined that Messrs. Lewis, Little, Neafsey, Smith and Taylor are independent. Mr. Mechura is considered to be not independent because he is an executive officer of Crown Holdings, Inc., one of the Company’s significant stockholders. Mr. Hoffman is considered to be not independent because he is an executive officer of the Company.

APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit and report upon the Company’s financial statements for 2005.

One or more representatives of PricewaterhouseCoopers LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

Audit Fees.    The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2004 for the audit of our financial statements and internal controls for the year ended December 31, 2004 (including the delivery of reports required by Section 404 of the Sarbanes-Oxley Act) and the review of our quarterly financial statements filed on Form 10-Q in 2004 were $1,787,000. The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2003 for the audit of our financial statements for the year ended December 31, 2003 and the review of our quarterly financial statements filed on Form 10-Q in 2003 were $644,000.

Audit-Related Fees.    The aggregate audit-related fees billed by PricewaterhouseCoopers LLP in 2004 were $4,800, related to employee benefit plans. The aggregate audit-related fees billed by PricewaterhouseCoopers LLP in 2003 were $45,000 for the audit of benefit plans.

Tax Fees.    The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning during 2004 were $41,000. The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning during 2003 were $11,407.

All Other Fees.    There were no fees billed by PricewaterhouseCoopers LLP for the years ended December 31, 2004 and December 31, 2003 for any services other than as described above.

All the services described above were approved by our Audit Committee. In accordance with the charter of our Audit Committee, all auditing services and, except as provided in the following sentence, all non-audit services to be provided by any independent registered public accounting firm of the Company shall be pre-approved by the Audit Committee; in addition, the Audit Committee may delegate such pre-approval duty to one or more designated members of the Audit Committee who are also independent directors of the Board of Directors; provided, that any decisions of any member of the Audit Committee to whom such duty has been delegated shall also be presented to the full Audit Committee at its next scheduled meeting. The pre-approval requirement described in the preceding sentence shall not apply to non-audit services for the Company if (a) the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; (b) such services were not recognized by the Company at the time of the engagement to be non-audit services; and (c) such services are promptly brought to the attention of the Audit Committee and approved, prior to the completion of the audit, by the Audit Committee or by one or more members of the Audit Committee who are also independent directors of the Board of Directors to whom authority to grant pre-approvals has been delegated by the Audit Committee. The Audit Committee will review and consider all PricewaterhouseCoopers LLP professional services when assessing auditor independence.

Change in 401(k) Plan Independent Accountant.    On May 31, 2004, the management of the Constar International Inc. 401(k) Retirement Savings Plan (the “Plan”) approved a change in the independent accountants of the Plan to Parente Randolph, LLC for the fiscal year ending December 31, 2003, and the dismissal of PricewaterhouseCoopers LLP. This change and dismissal was not recommended or approved by the Audit Committee or the Board of Directors of Constar International Inc. The report of PricewaterhouseCoopers LLP on the Plan’s financial statements for the period November 21, 2002, the date of inception of the Plan, to December 31, 2002, contained no adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principle. In connection with its audit for the period November 21, 2002 to December 31, 2002 and the subsequent period through May 31, 2004, there were no disagreements between the Plan’s management and PricewaterhouseCoopers LLP on any accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its report of the Plan’s financial statements for such period. No reportable event as described in paragraph (a) (1) (v) of Item 304 of Regulation S-K has occurred within the period November 21, 2002 to December 31, 2002 or during the subsequent period through May 31, 2004.

The Plan’s management did not consult with Parente Randolph, LLC during the period November 21, 2002 to December 31, 2002 or during the subsequent period through May 31, 2004, on any matter which was the subject of any disagreement or any reportable event as defined in Regulation S-K Item 304 (a) (1) (iv) and Regulation S-K Item 304 (a) (1) (v) respectively, or on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Plan’s financial statements, relating to which either a written report was provided to the Plan’s management or oral advice was provided that Parente Randolph, LLC concluded was an important factor considered by the Plan’s management in reaching a decision as to the accounting, auditing, or financial reporting issue.

AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee appoints the accounting firm to be retained to audit the Company’s financial statements, and once retained, the accounting firm reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the independent registered public accounting firm with respect to financial statements, financial records and financial controls of the Company and makes recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accounting firm. The Board of Directors has adopted a written charter setting forth the functions of the Audit Committee.

The Audit Committee assists the Board of Directors in monitoring the integrity of the Company’s financial statements. Management is responsible for the Company’s financial reporting process, including the Company’s system of internal controls, and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee’s responsibility includes monitoring and reviewing these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

The Audit Committee met with management to consider the adequacy of the Company’s internal controls, and discussed these matters and the overall scope and plans for the audit of the Company with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee also discussed with senior management and PricewaterhouseCoopers LLP the Company’s disclosure controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee reviewed and discussed the audited financial statements for 2004 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, significant matters regarding the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by audit standards established by the PCAOB (United States).

The Audit Committee received the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1. In addition, the Audit Committee discussed with the independent auditors the issue of auditor independence, including the compatibility of non-audit services with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

PricewaterhouseCoopers LLP billed the Company $1,787,000, in the aggregate, for professional fees for the audit of the Company’s financial statements for the year ended December 31, 2004 (including the delivery of reports required by Section 404 of the Sarbanes-Oxley Act) and the review of our quarterly financial statements filed on Form 10-Q in 2004. In addition, in 2004 PricewaterhouseCoopers LLP billed the Company $41,000 for professional fees relating to tax compliance, tax advice and tax planning services, and $4,800 for professional fees relating to the audit of benefit plans. PricewaterhouseCoopers LLP did not bill the Company for any professional services related to financial information systems design and implementation as described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X. In addition, there were no other fees billed by PricewaterhouseCoopers LLP for any services other than as described in this paragraph.

The Audit Committee has reappointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit and report upon the Company’s financial statements for 2005. In appointing PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005, the Audit Committee has considered whether PricewaterhouseCoopers LLP’s provision of services other than audit services are compatible with maintaining its independence.

RESPECTFULLY SUBMITTED BY:

John P. Neafsey

Angus F. Smith

A. Alexander Taylor

SUBMISSION OF STOCKHOLDER PROPOSALS

AND DIRECTOR NOMINATIONS

The Securities and Exchange Commission rules and our Amended and Restated Bylaws set forth standards as to what stockholder proposals are required to be included in a proxy statement. Stockholders wishing to have a proposal presented at our 2006 Annual Meeting of Stockholders, including a proposal containing one or more nominations of persons for election as directors, must submit the proposal so that the Secretary of the Company receives it between October 15, 2005 and November 14, 2005; provided, however, that in the event that the date of the meeting is advanced past May 29, 2006, notice by the stockholder must be received no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made.

EXECUTIVE OFFICERS OF THE REGISTRANT

Our executive officers, their ages and their positions are as follows:

Name	Age	Title
Michael J. Hoffman (1)	44	President, Chief Executive Officer and Director
William S. Rymer (2)	36	Executive Vice President and Chief Financial Officer
James C.T. Bolton (3)	50	Senior Vice President, Administration and Strategic Planning
L. William Secoy (4)	61	Senior Vice President, Sales and Marketing
John F. Beretzki (5)	45	Vice President, Corporate Controller
Donald P. Deubel (6)	41	Vice President, Corporate Technologies
Frank E. Gregory (7)	54	Vice President, European Operations
Jerry A. Hatfield (8)	46	Vice President, Operations
David J. Waksman (9)	38	Vice President, General Counsel and Secretary

(1)    Michael J. Hoffman.    Mr. Hoffman has been President and Chief Executive Officer and a director of our Company since May 2002. Mr. Hoffman has been President of Constar, Inc. since October 2000. Mr. Hoffman was previously Vice President of Operations for Constar, Inc. since 1995, and director of Crown Cork & Seal Company, Inc.’s Aerosol Manufacturing division from 1993 to 1995. Prior to that, Mr. Hoffman was a Plant Superintendent, and then a Plant Manager, in several United States branches of Crown Cork & Seal Company, Inc. from 1987 to 1993. Prior to 1987, Mr. Hoffman was a Plant Superintendent for Continental Can Company and held various other plant management positions. Mr. Hoffman holds a B.S. in Mathematics and a B.S. in Psychology from the University of Delaware.

(2)    William S. Rymer.    Mr. Rymer has been our Executive Vice President and Chief Financial Officer since August 2004. Previously, Mr. Rymer was our Vice President, Corporate Controller from September 2003 to August 2004. From November 2001 to June 2003, Mr. Rymer served as Vice President, Chief Financial Officer and Secretary for American Pacific Enterprises, LLC, a designer and importer of decorative home furnishings. During 2001, Mr. Rymer served as an acquisition consultant in connection with the purchase of the assets of American Pacific Enterprises, Inc. From 1997 to January 2001, Mr. Rymer worked for Glenoit Corporation, a manufacturer of home furnishings and apparel fabric. During that period, Mr. Rymer was promoted to Senior Vice President of Finance in May 2000 after serving as Corporate Controller beginning in October 1997. Glenoit Corporation filed for bankruptcy protection in August 2000. Mr. Rymer is a Certified Public Accountant and holds a B.S. in Accounting from Wake Forest University.

(3)    James C.T. Bolton.    Mr. Bolton has been Senior Vice President, Administration and Strategic Planning of our Company since May 2002. Previously, Mr. Bolton had been Senior Vice President, Strategic Planning and Information Systems for the Americas Division of Crown Cork & Seal Company, Inc. since 2001. Prior to that, Mr. Bolton was Vice President, Finance of Constar, Inc. from 1996 to 2001. Mr. Bolton was Vice

President, Finance and Planning for the International Division of Crown Cork & Seal Company, Inc. from 1992 to 1996. Prior to that, Mr. Bolton was Director of Insurance for Crown Cork & Seal Company, Inc. and was responsible for all benefits and property/casualty coverage in the U.S. from 1984 to 1992. Mr. Bolton also worked in the Treasury and Audit departments of Crown Cork & Seal Company, Inc. from 1978 to 1984. Mr. Bolton holds a B.A. in Economics from Harvard College.

(4)    L. William Secoy.    Mr. Secoy has been Senior Vice President, Sales and Marketing of our Company since June 2002. Previously, Mr. Secoy had been Vice President, Sales and Marketing of Constar, Inc. since 2001. Prior to that, Mr. Secoy had been Vice President, Sales and Marketing of Crown Closures from 1997 to 2001. Prior to that, Mr. Secoy served as Vice President, Food Closure Sales and Director of Marketing for Anchor Hocking Corporation, a division of CarnaudMetalBox, from 1993 to 1997 and was Regional Sales Manager from 1990 to 1993 when Anchor Hocking Corporation was a division of Newell Corp. Mr. Secoy holds a B.S. in Business Administration from West Virginia University.

(5)    John F. Beretzki.    Mr. Beretzki has been our Vice President, Corporate Controller since October 2004. Previously, Mr. Beretzki served as Manager of Financial Reporting and Accounting Policy for INVISTA (formerly DuPont Textiles and Interiors) from December 2002 to October 2004. Prior to that, from October 2001 to December 2002 Mr. Beretzki served as Senior Director of Finance for RCN Corporation. RCN Corporation filed for bankruptcy in May 2004. From January 2000 to October 2001, Mr. Beretzki held the position of Chief Accounting Officer and Corporate Controller for Unicast Communications Inc. Mr. Beretzki is a Certified Public Accountant and holds a B.S. in accounting from Saint Francis College.

(6)    Donald P. Deubel.    Mr. Deubel has been Vice President, Corporate Technologies of our Company since September 2002. Previously, Mr. Deubel had been Director of Packaging Development of Constar, Inc. from July 2000 to September 2002 and Senior Manager of Closure Engineering and Corporate Technologies for Crown Cork & Seal Company, Inc. from December 1997 to July 2000. Mr. Deubel holds a B.S. in Business Administration from the University of Toledo and a B.S. in Plastics Engineering from Ferris State University.

(7)    Frank E. Gregory.    Mr. Gregory has been Vice President, European Operations of our Company since September 2002. Previously, Mr. Gregory was UK Business Director for our Company since 2001. Prior to that, Mr. Gregory served as Vice President of Operations for Graham Packaging Company in Europe from 1998 to 2000. From 1993 to 1998 Mr. Gregory was General Manager of the UK Extension Blow Molding Bottles Business for the Plastics Division of CamaudMetalbox, and in 1997 and 1998 Mr. Gregory also served as Strategic Projects Director and then Industrial Director for the Plastics Division of CarnaudMetalbox.

(8)    Jerry A. Hatfield.    Mr. Hatfield has been Vice President, Operations of our Company since March 2003. Starting as an Operations Manager of Constar’s Kansas City Plant, he became Regional Operations Manager in 2000. Prior to that, he served as a Plant Manager for Crown Cork & Seal Company, Inc.

(9)    David J. Waksman.    Mr. Waksman has been Vice President, General Counsel and Secretary of our Company since July 2003. Previously, Mr. Waksman practiced corporate law at Dechert LLP from 1997 to July 2003, beginning as an associate and becoming a partner in 2000. Mr. Waksman holds a law degree and an M.B.A. in Finance from New York University, as well as a B.A. and M.A. in History from The Johns Hopkins University.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning the compensation earned by our chief executive officer and our four most highly paid executive officers, other than our chief executive officer, employed by us or our subsidiaries during the year ended December 31, 2004.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Restricted Stock Awards ($)(4)	Securities Underlying Options(5)	All Other Compensation ($)(6)
Michael J. Hoffman President and Chief Executive Officer	2004 2003 2002	370,056 353,333 35,384	242,000 — 150,000	— — —	170,610 666,000 80,400	16,324 — 66,840	3,299 3,266 154

William S. Rymer(7) Executive Vice President and Chief Financial Officer	2004 2003	206,898 67,639	87,771 —	— —	281,350 25,800	6,454 —	194 79,025

James C.T. Bolton Senior Vice President, Administration and Strategic Planning	2004 2003 2002	208,427 189,863 18,352	82,000 — 61,911	— — —	93,060 277,500 36,000	6,029 — 21,400	3,393 3,296 302

Frank E. Gregory(8) Vice President, European Operations	2004 2003 2002	210,327 181,780 16,833	70,544 58,690 54,231	— 20,367 —	77,550 166,500 —	5,187 — 2,255	31,299 26,421 1,912

David J. Waksman(7) Vice President, General Counsel and Secretary	2004 2003	225,027 101,538	88,750 —	— —	38,775 55,500	5,790 —	3,382 1,528

(1)	The salary information for 2002 reflects the amount of salary paid by Constar to the named executive officers from November 21, 2002, the day after the closing of our initial public offering, through December 31, 2002. Compensation earned prior to November 21, 2002 was determined and paid by Crown Cork & Seal Company, Inc., our former parent. Base salaries for the named executives officers in 2005 are currently $388,500 for Mr. Hoffman, $247,200 for Mr. Rymer, $226,600 for Mr. Bolton, £113,423 for Mr. Gregory and $236,250 for Mr. Waksman.
(2)	Bonuses are shown for the year in which earned. Bonuses were awarded in 2005 in respect of 2004 performance under the Annual Incentive and Management Stock Purchase Plan. Mr. Gregory’s 2004 bonus was awarded in British pounds but was converted to U.S. dollars for purposes of this presentation using the closing exchange rate on February 17, 2005, the date on which the bonus was approved by the Compensation Committee. As described below, bonuses under the Annual Incentive and Management Stock Purchase Plan are paid 50% upon award, with the remaining 50% deferred for one year at 5% interest, compounded daily. The deferred portion is matched with a number of restricted stock units (the “Restricted Stock Units”) equal to the amount of the deferred portion divided by the fair market value of Constar Common Stock on the date such bonus is allocated to the executive’s account. Bonuses were determined on February 17, 2005, on which date the closing price of Constar Common Stock was $6.80. Accordingly, the named executive officers were awarded Restricted Stock Units as follows: Mr. Hoffman, 16,324; Mr. Rymer, 6,454; Mr. Bolton, 6,029; Mr. Gregory, 5,187; and Mr. Waksman, 5,790. Provided the named executive officer remains employed by us, these Restricted Stock Units will vest in full on February 17, 2008 and will be payable in Common Stock or cash in the discretion of the Compensation Committee. In addition to these bonuses under the Annual Incentive and Management Stock Purchase Plan, Mr. Hoffman and Mr. Waksman were awarded separate bonuses in the amounts of $20,000 and $10,000, respectively. These separate bonuses have no deferred component and are not matched with Restricted Stock Units. Except for these separate bonuses, all amounts shown as bonuses in 2004 were awarded under the Annual Incentive and Management Stock Purchase Plan.

(3)	The amount of perquisite and other personal benefits for the named executive officers did not exceed the lesser of $50,000 or 10% of the total of annual salary plus bonus, except in the case of Mr. Gregory for 2003. The amount shown for Mr. Gregory in 2003 reflects automobile related benefits.
(4)	In 2002, we awarded 6,700 and 3,000 shares of restricted stock to Messrs. Hoffman and Bolton, respectively. The values listed for these grants represent the number of shares granted to the particular officer multiplied by $12.00 per share, the offering price in our initial public offering. These shares are scheduled to vest in full on November 14, 2005. The values listed for grants made in 2003 and 2004 are based on the closing price of our Common Stock on the applicable grant date. Grants made in 2003 (120,000 shares to Mr. Hoffman, 5,000 shares to Mr. Rymer, 50,000 shares to Mr. Bolton, 30,000 shares to Mr. Gregory and 10,000 shares to Mr. Waksman) vest 20% on each anniversary of the grant date (December 16, 2003 for Mr. Rymer and August 5, 2003 with respect to the other named executive officers), provided that no more than 25% of the shares will vest until Constar stock achieves a $7.00 price target and no more than 55% of the shares will vest until Constar stock achieves a $12.00 price target. In addition, each grant may vest more rapidly than at the rate of 20% per year if the Company’s stock reaches certain price targets. If Constar stock achieves prices targets of $7.00, $12.00, and $15.00, then 25%, 55%, and 100% of the shares, respectively, would immediately vest. The $7.00 price target was achieved in 2004. Seven years after the grant date or upon an earlier change of control of the Company, any unvested shares will vest. Grants made in 2004 (33,000 shares to Mr. Hoffman, 55,000 shares to Mr. Rymer, 18,000 shares to Mr. Bolton, 15,000 shares to Mr. Gregory and 7,500 shares to Mr. Waksman) vest 20% on each anniversary of the grant date (August 5, 2004, except for a grant of 50,000 shares to Mr. Rymer made on August 20, 2004), provided that no more than 25% of the shares will vest until Constar stock achieves a $6.00 price target and no more than 55% of the shares will vest until Constar stock achieves a $9.00 price target. In addition, each grant may vest more rapidly than at the rate of 20% per year if the Company’s stock reaches certain price targets. If Constar stock achieves prices targets of $6.00, $9.00, and $12.00, then 25%, 55%, and 100% of the shares, respectively, would immediately vest. The $6.00 price target was achieved in 2004. Seven years after the grant date or upon an earlier change of control of the Company, any unvested shares will vest. As of December 31, 2004, Messrs. Hoffman, Rymer, Bolton, Gregory and Waksman respectively held 159,700, 55,187, 65,925, 40,027 and 16,144 shares of restricted stock. Based on the closing price of our Common Stock on December 31, 2004, these holdings were respectively worth $1,232,884, $426,044, $508,941, $309,008 and $124,632 on such date. Any dividends declared on shares of Common Stock will also be declared on the shares of restricted stock.
(5)	Amounts shown for 2002 are stock options. Amounts shown for 2004 are Restricted Stock Units and are further described in footnote (2) above.
(6)	The amounts shown in this column represent our 401(k) contributions; premiums paid by us for term life insurance; pension contributions to Mr. Gregory; and relocation expense reimbursement to Mr. Rymer in 2003.
(7)	Messrs. Rymer and Waksman joined us in 2003. Accordingly, no compensation data is presented for 2002.
(8)	Mr. Gregory’s salary and benefits are paid in British pounds. Unless otherwise specified, compensation data has been converted to U.S. dollars using the December 31 exchange rate of each applicable year.

Stock Options and Stock Appreciation Rights

No stock options or stock appreciation rights were granted by Constar in 2004.

Year-End December 31, 2004 Option Values

The following table sets forth year-end option value information for our executive officers named below:

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name	Number of Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael J. Hoffman	0	0	44,560	22,280	0	0
William S. Rymer	0	0	0	0	0	0
James C.T. Bolton	0	0	14,266	7,134	0	0
Frank E. Gregory	0	0	1,503	752	0	0
David J. Waksman	0	0	0	0	0	0

Equity Compensation Plans

The following table sets forth certain information as of December 31, 2004 with respect to our equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by our security holders, and (ii) all compensation plans not previously approved by our security holders. The table includes:

•	the number of securities to be issued upon the exercise of outstanding options;

•	the weighted-average exercise price of the outstanding options; and

•	the number of securities that remain available for future issuance under the plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(2)
Equity compensation plans approved by security holders	181,676	$12.00	266,900
Equity compensation plans not approved by security holders	0	N/A	0

Total	181,676	N/A	266,900

(1)	Does not include 467,075 shares of restricted stock outstanding under our 2002 Stock-Based Incentive Compensation Plan and our Non-Employee Directors’ Equity Incentive Plan. Does not include 13,095 shares issued under our Employee Stock Purchase Plan. Does not include 55,205 Restricted Stock Units issued on February 17, 2005 under the Company’s Annual Incentive and Management Stock Purchase Plan. When these Units vest on February 17, 2008, they may be paid, at the discretion of the Compensation Committee of the Company’s Board of Directors, in (i) cash or (ii) stock. Any payments in stock would be made from shares authorized under the 2002 Stock Based Incentive Compensation Plan.
(2)	Includes shares available under our 2002 Stock-Based Incentive Compensation Plan, our Non-Employee Directors’ Equity Incentive Plan and our Employee Stock Purchase Plan.

Employment Agreements and Change in Control Agreements

We have entered into employment agreements with Messrs. Hoffman, Rymer, Bolton and Waksman. Each agreement has a rolling three-year term. The respective agreements currently provide for a minimum annual base salary of $388,500 for Mr. Hoffman, $247,200 for Mr. Rymer, $226,600 for Mr. Bolton and $236,250 for Mr. Waksman, subject in each case to annual increases at the discretion of the board of directors, and for annual performance bonuses. Each agreement also provides for the executive to receive our standard retirement and welfare benefits.

Under each agreement, either we or the executive may terminate the agreement with or without cause. If we terminate without cause or the executive terminates for good reason, each agreement requires us to pay the executive monthly severance (equal to base salary and a prorated portion of annual target bonus) for a period of 24 months together with the continuation of medical benefits during the period that severance is provided. If the termination follows a change in control, the severance is paid in a lump sum and increases to three times base salary plus target bonus. All outstanding equity based or performance based awards would also become immediately vested or exercisable. Additionally, if the executive becomes subject to the “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code, such executive will receive a payment in an amount sufficient to offset the effects of such excise tax. Each executive is subject to a non-competition covenant following termination of his employment for the greater of one year after his termination, or for the period during which severance is paid (if the executive terminates after a change in control, the severance period is deemed to be three years), unless the termination occurs due to our refusal to renew the executive’s contract without cause.

For purposes of the agreements, “cause” is defined as gross misconduct or negligence, theft of company assets, material failure to follow lawful instructions, breach of restrictive covenants or conviction of a felony. “Good reason” is defined as a change in the executive’s authority, duties, responsibilities, reporting obligations or principal employment location by more than 30 miles, a reduction in base salary, a reduction in the aggregate benefits payable to the executive, a failure by us to pay compensation or benefits to the executive when due or a failure or refusal by our successor to assume the executive’s employment agreement.

We have also entered into change in control arrangements with 12 of our executives, including Mr. Gregory. These arrangements provide that in the event the executive is terminated without cause or terminates for good reason within two years following a change in control, or prior to a change in control with the executive reasonably demonstrating that the termination without cause or for good reason was in connection with the change in control, the executive is entitled to a lump sum payment equal to one times the executive’s then current base salary and target annual bonus (two times in the case of Mr. Gregory). The executive is also entitled to a continuation of medical benefits for a 12-month period, immediate payment of all of the executive’s deferred compensation, and immediate cash-out, vesting or exercisability of all outstanding equity based or performance based awards. Additionally, under the change in control arrangements, if the executive becomes subject to the “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code, payments provided to such executive under the change in control arrangement will be reduced so that such executive would not be subject to an excise tax. Each executive is subject to a six-month non-competition covenant following termination of his employment. For purposes of these change in control arrangements, the terms “cause” and “good reason” have meanings similar to those provided in the preceding paragraph with “good reason” also including our failure to obtain assumption of the executive’s change in control arrangement.

Pension Plans

The Constar Pension Plan is a defined benefit pension plan covering the majority of U.S. salaried and hourly employees who are at least 21 years of age and who have completed at least one year of service. Vesting will occur after an employee has completed five years of service or upon attainment of age 65 while actively employed. For purposes of eligibility, including eligibility for early retirement, vesting and benefit accrual, the Constar Pension Plan recognizes all service recognized on behalf of our employees for pension purposes by Crown prior to our initial public offering in November 2002.

With respect to our executive officers, the Constar Pension Plan provides normal retirement benefits at age 65 determined generally as 1.25% of the participant’s final five year average base rate of pay multiplied by the participant’s years of service. However, other participants in the Constar Pension Plan receive benefits under different formulas. An executive officer who has reached age 55 and completed at least 15 years of service may elect to retire early with reduced benefits. The normal form of benefit under the Constar Pension Plan for an unmarried participant is a single life annuity and for a married participant is a joint and 50% survivor annuity. Other optional forms of benefit, which provide for actuarially reduced pensions, are also available. Under federal law for 2005, benefits from the Constar Pension Plan are limited to $170,000 per year and may be based only on the first $210,000 of a participant’s annual compensation.

We also maintain the Constar Supplemental Executive Retirement Plan (the “SERP”), a non-qualified supplemental pension plan. Employees who have been designated in writing by us and whose benefit under the Constar Pension Plan is restricted by federal limits on annual benefits or compensation receive a benefit under the SERP. Messrs. Hoffman, Rymer, Bolton and Waksman qualified for a benefit under the SERP in 2004. The SERP provides benefits on the same basis as the Constar Pension Plan; however, the executives accrue benefits without regard to the federal limits on annual benefits and compensation imposed on tax qualified retirement plans. SERP participants vest in their benefits upon completing five years of service, attainment of age 65 while actively employed, or upon a change in control of us. A SERP participant who is terminated for “cause” will forfeit his or her SERP benefits, regardless of years of service. “Cause” generally means gross misconduct or negligence resulting in material harm to us; embezzlement of our assets; a felony conviction; a breach of an employment agreement; or a willful and material failure to follow the lawful directions of our board or directors.

Benefits under the SERP are paid in the same form as the participant’s benefit from the Constar Pension Plan. However, upon a change in control, SERP benefits will become payable immediately in a lump sum. Currently, benefits under the SERP are unfunded.

Pursuant to an agreement with Crown entered into in connection with our November 2002 initial public offering, benefits earned under the Constar Pension Plan and SERP will be offset by any benefits the employee earned under the defined benefit pension plans sponsored by Crown (the “Crown Pension Plans”). Crown is responsible for the portion of the pension benefits that accrued while our employees were participants in the Crown Pension Plans prior to our initial public offering.

For illustration purposes, the following table shows the combined estimated maximum annual retirement benefits payable under the Constar Pension Plan, the SERP and the Crown Pension Plans to our executive officers who retire at age 65, assuming the executive officers receive their benefit as a single life annuity, without survivor benefits. The benefits listed in the table below are not subject to any deduction for Social Security or other offset amounts (other than as described above). The estimated credited years of service under the Constar Pension Plan and the SERP (including service credited under the Crown Pension Plans) for the above-named executive officers are as follows: Mr. Hoffman, 18 years; Mr. Rymer, 1 year; Mr. Bolton, 26 years; and Mr. Waksman, 1.5 years.

	Years of Service
Final Average Base Pay	5	10	15	20	25	30	35
$50,000	$3,125	$6,250	$9,375	$12,500	$15,625	$18,750	$21,875
$100,000	$6,250	$12,500	$18,750	$25,000	$31,250	$37,500	$43,750
$150,000	$9,375	$18,750	$28,125	$37,500	$46,875	$56,250	$65,625
$200,000	$12,500	$25,000	$37,500	$50,000	$62,500	$75,000	$87,500
$250,000	$15,625	$31,250	$46,875	$62,500	$78,125	$93,750	$109,375
$300,000	$18,750	$37,500	$56,250	$75,000	$93,750	$112,500	$131,250
$350,000	$21,875	$43,750	$65,625	$87,500	$109,375	$131,250	$153,125

As of December 31, 2004, the Constar Pension Plan and the SERP were underfunded on a GAAP basis by approximately $21.6 million and $0.6 million, respectively. In the event the Constar Pension Plan were terminated as of December 31, 2004, which we do not expect, it would be underfunded on a termination basis by approximately $35.8 million.

We maintain separate stand-alone pension plans for the benefit of our employees in the United Kingdom and Holland. As of December 31, 2004, we had an underfunded pension liability for these pension plans of approximately $4.1 million. Mr. Gregory has opted not to participate in the U.K. pension plan, but instead receives payments to a private pension plan. Such payments are reflected in the Summary Compensation Table above.

401(k) Retirement Savings Plan

In connection with our initial public offering in November 2002, we adopted the Constar 401(k) Retirement Savings Plan (the “401(k) Plan”). The 401(k) Plan permits eligible full-time and part-time employees, including our executive officers, to defer a portion of their pre-tax compensation (up to $14,000 in 2005) and to contribute a percentage of their after-tax compensation to the 401(k) Plan. We provide a matching contribution of 50% of the first 3% or 6% (depending on the participant’s work location) of each participant’s pre-tax deferred compensation. Our Common Stock is available as an investment option under the 401(k) Plan.

Participants in the 401(k) plan are fully vested in their employee contributions (pre-tax and after-tax) as well as any eligible rollover contributions from other qualified plans. Participants vest in their matching contributions at a rate of 25% per year of service over four years and become 100% vested in their matching contributions upon reaching age 65, death, or sustaining a total and permanent disability.

In general, the 401(k) Plan does not permit distribution of a participant’s account until the date of the participant’s (1) severance from employment with us, (2) total and permanent disability or (3) attainment of age 59½. However, the 401(k) Plan permits in-service withdrawals of participants’ rollover contributions and after-tax contributions regardless of age. In addition, participants may take hardship withdrawals of elective pre-tax deferral contributions prior to attaining age 59½ upon demonstrating that the participant has incurred a qualified emergency. Participants may also borrow from their 401(k) Plan accounts.

Administration and Implementation

The 401(k) Plan is administered by a committee of at least three persons appointed by our Board of Directors. The committee has the duty and authority to interpret and construe the provisions of the 401(k) Plan and decide all questions arising thereunder.

Amendment and Termination

The 401(k) Plan may be amended by the Board of Directors or the committee, provided that no amendment shall reduce or eliminate any vested plan benefit and no amendment will be effective unless the 401(k) Plan continues to be for the exclusive benefit of the participants and their beneficiaries.

We and any of our subsidiaries who are participating employers may terminate the 401(k) Plan at any time as to our respective employees. In such event, all nonvested amounts then standing to the credit of the accounts of the participants affected by such termination who are then employed or who have been credited with a year of service during the year of termination shall immediately vest and be distributed.

Annual Incentive and Management Stock Purchase Plan

In 2003, we adopted the Constar Annual Incentive and Management Stock Purchase Plan (the “MSPP”). The MSPP provides an opportunity for selected participants, including the named executive officers, to receive a bonus based on specific performance criteria. Any bonus awarded under the MSPP is paid 50% in cash as soon as practicable following the end of the fiscal year to which the bonus relates. The remaining bonus (the “Deferred Bonus”) will be credited to a deferral account and will receive interest of 5%, compounded on a daily basis. The participant will be fully vested at all times in the Deferred Bonus (including the interest credited to such amount). The Deferred Bonus (including the interest credited to such amount) will be distributed to the participant in cash after a one year period, unless the administrator of the MSPP determines that further deferral is necessary to avoid the application of Section 162(m) of the Internal Revenue Code.

Additionally, we will provide participants with an annual match (the “Employer Match”) equal to the Deferred Bonus. Such Employer Match will be made in a number of restricted stock units equal to the amount of the Employer Match divided by the fair market value of our Common Stock on the date such bonus is allocated to the participant’s account (the “Restricted Stock Units”). Provided the participant remains employed by us, the Restricted Stock Units for any given year will vest in full three years after the date of the bonus payment to which it relates. Upon vesting, Restricted Stock Units will be distributed to the participant in cash or in shares of Common Stock in the administrator’s sole discretion, unless the administrator of the MSPP determines that further deferral is necessary to avoid application of Section 162(m) of the Internal Revenue Code or the participant elects to further defer his Restricted Stock Units.

If a participant voluntarily terminates employment with us or we terminate the participant for cause, the participant shall forfeit all unvested Restricted Stock Units. If the participant voluntarily terminates due to retirement or the participant is involuntarily terminated by us without cause, the participant will become vested in a prorated amount of the Restricted Stock Units on the basis of the number of fully completed years of service during the vesting period over three. If the participant terminates due to death or disability, the participant will become fully vested in all Restricted Stock Units granted under the MSPP. Additionally, provided the participant remains employed by the Company on the date of a change in control, all Restricted Stock Units will become immediately and fully vested. Upon a change in control, or upon the participant’s termination of service with us, all of the participant’s vested Restricted Stock Units and Deferred Bonus shall be distributed. Until distribution, all amounts credited under the MSPP shall be subject to our general creditors.

Administration and Implementation

The MSPP is administered by the Compensation Committee. The Compensation Committee has full authority to select employees to whom bonuses will be awarded under the MSPP, set the performance goals and compensation formula used to determine the amount of a participant’s eligible bonus, interpret the MSPP and resolve disputes arising thereunder and make such other determinations as necessary and proper for the administration of the MSPP.

Amendment and Termination

Our Board of Directors and the Compensation Committee have the right to modify or amend the MSPP and our Board of Directors has the right to terminate the MSPP. The MSPP provides that no amendment or termination may, without the participant’s consent, adversely affect the rights of such participant to amounts credited to the participant’s account or to which the participant is entitled.

2002 Stock-Based Incentive Compensation Plan

Prior to the completion of our initial public offering in November 2002, our Board of Directors and sole stockholder adopted the Constar 2002 Stock-Based Incentive Compensation Plan (the “Incentive Plan”). The purpose of the Incentive Plan is to assist us in attracting and retaining valued employees by offering them a greater stake in our success and to encourage ownership of our stock by our employees. The Incentive Plan accomplishes these goals by allowing eligible employees to receive awards of restricted stock, options, deferred stock or stock appreciation rights. The total number of shares of our Common Stock available for these awards under the Incentive Plan is 850,000. No individual employee may receive more than 120,000 shares under the Incentive Plan during any calendar year.

Eligibility

Our officers and other key employees (including a director who is such an employee) are eligible to participate in the Incentive Plan.

Administration and Implementation

The Incentive Plan is administered by the Compensation Committee. The Compensation Committee also has full authority to select the employees to whom awards will be granted and to determine the type and amount of awards to be granted to each eligible employee, the terms and conditions of awards granted under the Incentive Plan and the terms of agreements that will be entered into with holders of such awards.

The Compensation Committee may condition the grant of any award upon the holder’s achievement of a performance goal that is established by the committee before the grant of the award. A performance goal is a goal that must be met by the end of a period specified by the Compensation Committee (but that is substantially uncertain to be met before the grant of the award) based upon:

•	the price of our Common Stock;

•	our market share;

•	our sales;

•	earnings per share of our Common Stock;

•	our return on stockholders’ equity;

•	our costs;

•	our cash flow;

•	our return on total assets;

•	our return on invested capital;

•	our return on net assets;

•	our operating income; or

•	our net income.

The Compensation Committee interprets the provisions of the Incentive Plan and makes all determinations necessary for the administration of the Incentive Plan.

No award may be repriced, replaced, regranted through cancellation, or modified without stockholder approval if the effect would be to reduce the exercise price for the shares underlying the award, except that the committee may determine the effect of a reorganization, recapitalization, spin-off, stock split, combination, merger or any other change of corporate structure on outstanding awards. If a change in control occurs (as such term is defined in the Incentive Plan), the committee may allow all outstanding awards to become fully vested and exercisable upon the change in control.

Restricted Stock

An award of restricted stock is a grant to the recipient of a specified number of shares of Common Stock that are subject to forfeiture upon specified events and which are held by us during the restriction period. Such award will be evidenced by a restricted stock agreement that will specify the duration of the restriction period and the performance, employment or other conditions under which the restricted stock may be forfeited to us. During the restriction period, the holder has the right to receive dividends on, and to vote, the shares of restricted stock.

Options

An award of options is a grant by us to the recipient of the right to purchase a specified number of shares of Common Stock from us for a specified time period at a fixed price. Options may be either incentive stock options or non-qualified stock options. Grants of options will be evidenced by option agreements. The price per share at which Common Stock may be purchased upon exercise of an option will be determined by the Compensation Committee, but will be not less than the fair market value of a share of Common Stock on the date of grant.

The option agreements will specify when an option may be exercisable and the terms and conditions applicable thereto. The term of an option will in no event be greater than five years.

Deferred Stock

An award of deferred stock is an agreement by us to deliver to the recipient a specified number of shares of Common Stock at the end of a specified deferral period or periods and will be evidenced by a deferred stock agreement. Amounts equal to any dividends paid during this deferral period will be paid to the holder currently, or deferred and deemed to be reinvested in additional deferred stock, or otherwise reinvested on such terms as are determined by the Compensation Committee and specified in the deferred stock agreement.

Stock Appreciation Rights

An award of stock appreciation rights is a grant by us to the recipient of the right to receive, upon exercise of the right, the increase in the fair market value of a specified number of shares of Common Stock from the date of grant of the right to the date of exercise. Stock appreciation rights are rights to receive a payment in cash, Common Stock, restricted stock or deferred stock as selected by the committee. The value of these rights, determined by the appreciation in the value of shares of Common Stock subject to the right, will be evidenced by stock appreciation right agreements. A stock appreciation right will entitle the recipient to receive a payment equal to the excess of the fair market value of the shares of Common Stock covered by the stock appreciation right on the date of exercise over the base price of the right.

Amendment and Termination

Our Board of Directors has authority to amend, suspend or terminate the Incentive Plan at any time. However, certain amendments require the approval of a majority of our stockholders. Without stockholder approval, no amendment may be made:

•	increasing the maximum number of shares available for purchase under the Incentive Plan, except for adjustments for a reorganization, recapitalization, spin-off, stock split, combination, merger, or other change in our corporate structure;

•	changing the class of employees eligible under the Incentive Plan;

•	modifying the maximum number of awards that an eligible employee may receive or categories of performance goals that must be met;

•	extending the Incentive Plan’s term or our Board of Directors’ power to amend, suspend or terminate the Incentive Plan; or

•	modifying the Incentive Plan’s terms and conditions to the extent stockholder approval is required under any applicable law or the rules of a stock exchange.

The Incentive Plan will remain in effect for five years from the date of its adoption, unless earlier terminated by our Board of Directors. Such termination will not affect awards outstanding under the Incentive Plan.

Non-Employee Directors’ Equity Incentive Plan

Prior to the completion of our initial public offering in November 2002, our Board of Directors and sole stockholder adopted the Constar Non-Employee Directors’ Equity Incentive Plan (formerly named the 2002 Non-Employee Directors’ Stock Option Plan) (the “Directors’ Plan”). The purpose of the Directors’ Plan is to promote our interests and the interests of our stockholders by attracting and retaining valued non-employee directors, and to motivate these persons to exercise their best efforts on our behalf. The Directors’ Plan accomplishes these goals by annually granting each of our directors who are not our employees 750 restricted shares of our Common Stock (1,000 shares in the case of a non-employee director who is the chairman of our Board of Directors). Additional awards of restricted stock and non-qualified stock options may also be granted on a discretionary basis. The total number of shares of our Common Stock available for grants under the Directors’ Plan is 25,000.

Eligibility

All of our directors who are not our employees are eligible to participate in the Directors’ Plan.

Administration and Implementation

The Directors’ Plan is administered by the Compensation Committee. The Compensation Committee interprets the provisions of the Directors’ Plan and makes all determinations necessary for the administration of the Directors’ Plan. The Compensation Committee has the power to adjust the number of shares of restricted stock a non-employee director receives under the automatic annual awards, if the Compensation Committee, in its sole discretion, determines that the performance of any or all such directors warrants a greater or lesser number of shares. The Compensation Committee also selects the non-employee directors to whom discretionary option awards will be granted and determines the amount of such awards. Finally, the Compensation Committee establishes the terms and conditions of all awards under the Directors’ Plan, and establishes the terms and conditions of award agreements that will be entered into with participating non-employee directors.

No award may be repriced, replaced, regranted through cancellation, or modified without stockholder approval if the effect would be to reduce the exercise price for the shares underlying the award, except that our Board of Directors may determine the effect of a reorganization, recapitalization, spin-off, stock split, combination, merger or any other change of corporate structure on outstanding awards. In the event of a change in control (as defined in the Directors’ Plan), the committee may allow all outstanding awards to become fully vested and exercisable upon the change in control.

Options

An award of options is a grant by us to the recipient of the right to purchase a specified number of shares of Common Stock from us for a specified time period at a fixed price. Options issued under the Directors’ Plan are non-qualified stock options. Grants of options will be evidenced by option agreements. The price per share at which Common Stock may be purchased upon exercise of an option will be determined by the committee, but will be not less than the fair market value, as defined in the Directors’ Plan, of a share of Common Stock on the date of grant.

The option agreements will specify when an option may be exercisable and the terms and conditions applicable thereto. The term of an option will in no event be greater than five years.

Restricted Stock

An award of restricted stock is a grant by us to the recipient of shares of our Common Stock that are subject to certain restrictions, including the forfeiture of such stock upon the happening of certain events. Restricted stock awarded under the Directors’ Plan will be evidenced by restricted stock agreements. Unless otherwise determined by the Compensation Committee, during the restriction period, holders of restricted stock have the right to receive dividends from and to vote the shares of restricted stock. Provided the terms of the Directors’ Plan and the applicable award agreement are satisfied, shares of our Common Stock awarded pursuant to a restricted stock award will be issued and delivered to the recipient at the end of the restriction period as specified in the applicable award agreement.

The restricted stock agreements will specify the duration of the restriction period and the performance, service or other conditions (including termination of service on account of death, disability or other cause) under which the restricted stock may be forfeited by the recipient. The Compensation Committee may modify or accelerate the vesting and delivery of shares of restricted stock.

Amendment and Termination

Our Board of Directors has authority to amend, suspend or terminate the Directors’ Plan at any time. However, no termination or amendment of the Directors’ Plan may materially impair the rights of an option holder without the consent of the holder. The Directors’ Plan will remain in effect for five years from the date of its adoption, unless earlier terminated by our Board of Directors.

Employee Stock Purchase Plan

Adoption and Administration

Prior to the completion of our initial public offering in November 2002, our Board of Directors and sole stockholder adopted the Constar Employee Stock Purchase Plan (the “Stock Purchase Plan”), under which we may issue up to an aggregate of 190,000 shares of our Common Stock. The Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. The Stock Purchase Plan is administered by a committee appointed by our Board of Directors.

Eligibility

All U.S. salaried and hourly employees who have completed one year of service with us and whose base compensation is less than or equal to $100,000 may participate in the Stock Purchase Plan. However, no employee will be eligible to participate in the Stock Purchase Plan if such employee is treated as owning 5% or more of the total voting power or value of all classes of our stock.

Purchase of Shares

To participate in the Stock Purchase Plan, an eligible employee must elect to invest an amount not less than 2% nor more than 15% of the first $50,000 of his or her base compensation during each purchase period. Purchase periods will commence on the first day of each subsequent calendar quarter and will end on the last day of a calendar quarter of each year. Participating employees will purchase our Common Stock at a price per share equal to 85% of the fair market value of a share of our Common Stock at the end of the purchase period. In no event may an eligible employee purchase stock with a fair market value in excess of $25,000 for any calendar year under the Stock Purchase Plan.

Purchased shares will be held in a bookkeeping account established for each participant and may not be distributed to the participant for at least two years following their purchase. However, such shares will become distributable upon a change in control (as defined in the Stock Purchase Plan).

Amendment and Termination

The Stock Purchase Plan will terminate at the direction of our Board of Directors or when all of the shares reserved for issuance have been purchased. Our Board of Directors may amend the Stock Purchase Plan at any time, except that stockholder approval is required to amend the Stock Purchase Plan to increase the number of shares of our Common Stock that may be issued under the Stock Purchase Plan (except as a result of a reorganization, recapitalization, spin-off, stock split, stock dividend, combination, merger, or other change in our corporate structure); to modify the eligibility requirements; or to cause the Stock Purchase Plan to fail the requirements of Section 423 of the Internal Revenue Code.

Short-Term Incentive Plan

Prior to the completion of our initial public offering in November 2002, our Board of Directors and sole stockholder adopted the Constar Short-Term Incentive Plan (the “Short-Term Incentive Plan”). The purpose of the Short-Term Incentive Plan is to align the compensation of our key employees with our financial and business plan objectives and provide eligible employees with an incentive for excellence in individual performance and to promote teamwork among our key employees.

The Short-Term Incentive Plan accomplishes these goals by allowing eligible employees to share in our success by receiving monetary awards upon the attainment of certain pre-established performance goals. These awards are based upon a percentage of the employee’s base salary. No individual employee may receive an amount of more than 90% of his base salary under the Short-Term Incentive Plan for any calendar year.

Employees generally must be employed on the last day of a calendar year in order to receive an award for that year; however, employees who terminate their employment during the year by reason of retirement, death or disability will receive reduced awards to reflect the partial year of participation.

Eligibility

Employees (including a director who is such an employee) who are selected by the compensation committee of our Board of Directors are eligible to participate in the Short-Term Incentive Plan.

Administration and Implementation

The Short-Term Incentive Plan is administered by the Compensation Committee. The Compensation Committee also has authority to:

•	select the employees who are eligible to participate in the Short-Term Incentive Plan;

•	grant awards in such amounts as it shall determine;

•	impose such limitations, restrictions and conditions upon awards as appropriate;

•	interpret the Short-Term Incentive Plan and adopt, amend and rescind regulations relating to the Short-Term Incentive Plan; and

•	make all determinations in connection with the administration and interpretation of the Short-Term Incentive Plan.

The Compensation Committee will approve or establish the performance goals for each year. The performance goals may include, without limitation, any combination of financial, non-financial and individual performance goals, as determined by the Compensation Committee. Each year, the committee shall approve or establish the compensation formula for that year upon which awards shall be based.

To the extent permitted by Section 162(m) of the Internal Revenue Code, the Compensation Committee shall have the right to adjust the performance goals (upward) and/or the award (downward) during a year, if it determines that external changes or other unanticipated business conditions have affected the fairness of the goals and have unduly influenced our ability to meet them.

Amendment and Termination

Our Board of Directors or the Compensation Committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Short-Term Incentive Plan, or suspend or terminate it entirely. However, no such modification, amendment, suspension, or termination may, without the consent of an eligible employee, reduce the right of an employee to a payment or distribution, which he has already earned or to which he is otherwise entitled.

Retiree Medical and Life Obligations

Prior to the completion of our initial public offering in November 2002, Crown provided post-retirement medical and life insurance benefits to eligible salaried and hourly retirees including certain of our former employees. Pursuant to a benefits allocation agreement made with Crown in connection with such offering, we have assumed all liabilities for post-retirement medical and life insurance benefits for our active and former employees, including retirees. As of December 31, 2004, we had an unfunded post-retirement liability of approximately $7.3 million.

COMPENSATION COMMITTEE

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors administers the Company’s executive compensation programs. The Compensation Committee consists solely of independent directors as defined by the listing standards of the National Association of Securities Dealers and applicable SEC regulations.

Compensation Philosophy

The Company’s philosophy in setting its compensation policies for executive officers is to maximize stockholder value by closely aligning the interests of the Chief Executive Officer and other executive officers with those of the Company’s stockholders. The Company seeks to offer its Chief Executive Officer and other executive officers competitive compensation based upon their performance and the performance of the Company. The executive compensation program is designed to attract and retain executive talent that contributes to the Company’s long-term success, and to recognize and reward individual contributions to the Company’s current performance.

The Company currently uses three integrated components in its executive compensation program: (1) base salary, (2) annual bonuses, and (3) long-term incentives in the form of restricted stock grants. In making decisions affecting executive compensation, the Compensation Committee reviews the nature and scope of the executive officer’s responsibilities as well as his or her effectiveness in supporting the Company’s long-term goals. The Compensation Committee also considers the compensation practices of other corporations. The Compensation Committee has also retained an independent compensation consultant to advise the Compensation Committee. Based upon these and other factors that it considers relevant, the Compensation Committee has considered it appropriate, and in the best interest of stockholders, to set the base salary component of executive compensation slightly below the average of companies in the comparison group, while allowing for annual cash bonuses and restricted stock grants that, if awarded, would set the executive’s overall compensation higher than the average of companies in the comparison group. In making compensation decisions, the Compensation Committee exercises its judgment, and does not rely on specific formulas.

Base Salary.    Consistent with its stated philosophy, the Compensation Committee works with its independent compensation consultants to position base salaries for the Company’s executive officers at levels that are below the 50th percentile of the comparison group, with consideration of the Company’s performance, individual performance of the executive, the executive’s level of experience, and the scope of the executive’s responsibilities. In selected cases, other factors may also be considered. As a result, Mr. Gregory’s 2004 base salary was slightly higher than the 50th percentile of the comparison group, and Mr. Waksman’s 2004 base salary was nearly equal to the 50th percentile of the comparison group. These percentiles are based on a 2003 analysis by the Committee’s independent compensation consultant, which used a comparison group that may change in the future. The consultant advised the Committee in 2004 that industry compensation levels had increased between 2003 and 2004, but that it would be more meaningful to allow more time to pass before performing a new industry analysis and reconsidering the Company’s compensation philosophies, designs and levels in light of such increases.

Annual Bonus.    Annual bonuses for the Chief Executive Officer and other executive officers are intended to reflect the Compensation Committee’s belief that a portion of the compensation of each executive officer should be contingent on the performance of the Company, as well as the individual contribution of each executive officer. In 2003, the Compensation Committee, with the assistance of an independent consultant, adopted the Annual Incentive and Management Stock Purchase Plan (the “MSPP”). The MSPP is intended to be the principal vehicle for any bonus awards.

Under the MSPP, each executive officer has a target bonus amount expressed as a percentage of the executive officer’s base salary. A portion of the bonus is tied to specific performance criteria for each executive officer (the “Individual Component”), and the remaining portion is tied to adjusted EBITDA (as defined by the MSPP) targets for the Company (the “Corporate Component”). The specific performance criteria and adjusted EBITDA targets are determined annually by the Committee. The adjustments made to EBITDA for purposes of the MSPP are the same adjustments applied under the Company’s Credit Agreement.

The annual adjusted EBITDA target also serves as a condition precedent to any bonus award under the MSPP. If a minimum adjusted EBITDA target is not reached, no bonuses may be awarded under the MSPP, regardless of individual performance. If a bonus is awarded under the MSPP, it is paid 50% in cash as soon as practicable, and the remaining 50% is deferred for one year at a 5% interest rate, compounded on a daily basis. Additionally, the deferred bonus is matched with restricted stock units that vest in full in three years.

Based on the Company’s attainment of adjusted EBITDA targets in 2004 and the executive officers’ individual performance, bonuses were awarded in 2005 in respect of 2004 performance. Mr. Hoffman’s and each named executive officer’s bonus is disclosed under the Summary Compensation Table. The calculation of Mr. Hoffman’s bonus is described below under “Compensation of the Chief Executive Officer.”

Long-Term Incentives.    The Compensation Committee is committed to long-term incentive programs that promote the long-term growth of the Company. The Compensation Committee believes that executives should be compensated in part with equity interests in the Company in order to more closely align the interests of stockholders and executives. In 2004 the Compensation Committee provided the Company’s executive officers with long-term incentive compensation in the form of restricted stock grants under the Company’s 2002 Stock-Based Incentive Compensation Plan. The Compensation Committee structured grants made in 2004 to directly motivate executive officers to maximize long-term stockholder value. Provided that the executive officer continues to be employed by the Company, 20% of each grant made will vest on the first anniversary of the grant date, and 5% will vest on the second anniversary of the grant date. Additional vesting depends on the Company’s stock price reaching certain target levels, except that the entire restricted stock award will vest seven years after the grant date, provided that the executive officer continues to be employed by the Company.

Compensation of the Chief Executive Officer

The Compensation Committee has reviewed all components of the Chief Executive Officer’s compensation, as described below.

Base Salary.    Mr. Hoffman’s base salary was $370,000 during 2004. In 2004 the Compensation Committee approved a 5% increase in Mr. Hoffman’s base salary effective January 1, 2005.

Bonus.    In 2004, Mr. Hoffman’s target bonus was 60% of his $370,000 base salary, or $222,000. The Corporate Component counted for 85% of Mr. Hoffman’s target bonus, and the Individual Component counted for the remaining 15%.

The 2004 MSPP tied the Corporate Component to EBITDA as follows:

Adjusted EBITDA	Portion of Corporate Component
Less than $65 million	No award under MSPP
At least $65 million, but less than $67.5 million	Fund 30% of the Corporate Component
At least $67.5 million, but less than $70.5 million	Fund 40% of the Corporate Component
At least $70.5 million, but less than $75 million	Fund 100% of the Corporate Component
$75 million or more	Fund 125% of the Corporate Component

The Company’s adjusted EBITDA for 2004, without any accrual for payments under the MSPP, was approximately $92.4 million, which would have resulted in a 125% funding of the Corporate Component. This amount reflected the Company’s receipt of $25.1 million in connection with the settlement of a patent litigation action. However, the Committee considered the intent of the MSPP to be primarily designed to measure ongoing operating results, and concluded that it was inappropriate to fully reflect this unusual gain in determining bonus amounts. At the same time, the Committee recognized that the expenses associated with the patent litigation counted against adjusted EBITDA, and the Committee concluded that it would be unreasonable to completely disregard the settlement proceeds. The Committee decided that for 2004, the Corporate Component for each MSPP participant would be funded at 100%, rather than the 125% that would have been funded if the settlement proceeds were fully reflected. Mr. Hoffman was therefore awarded the entire Corporate Component of his $222,000 target bonus, or $188,700.

The Committee also reviewed the specific individual performance criteria established for Mr. Hoffman in 2004. The Committee determined that Mr. Hoffman had met the criteria, and approved an award equal to the entire Individual Component of Mr. Hoffman’s target $222,000 bonus, or $33,300.

The Committee also awarded Mr. Hoffman a bonus of $20,000 in addition to Mr. Hoffman’s bonus under the MSPP. This bonus was awarded in recognition of the Company’s performance during an extremely competitive and difficult period for the PET industry, and in consideration of Mr. Hoffman’s salary relative to the salaries of chief executives in the comparison group analyzed by the Committee’s independent compensation consultant.

Long-term Incentives.    In 2004, the Committee approved a long-term incentive award to Mr. Hoffman consisting of 33,000 shares of restricted stock. The Committee determined the amount of this award after reviewing Mr. Hoffman’s individual performance, and considering his total equity ownership position in the Company.

Other.    The Committee also reviewed all other components of Mr. Hoffman’s compensation, including without limitation, perquisites; the terms of Mr. Hoffman’s employment agreement; the potential payout to Mr. Hoffman under such agreement; and benefit and cost projections of the Company’s supplemental executive retirement plan.

Internal Revenue Code Section 162(m)

In setting executive compensation, the Compensation Committee also considers the potential future effects of Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for the Chief Executive Officer and the four other most highly compensated officers, unless compensation is performance-based. Currently, the compensation paid by the Company to its senior executives does not surpass this limitation. The Compensation Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company would make that advisable. In approving the amount and form of compensation for the Company’s executive officers, the Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m).

RESPECTFULLY SUBMITTED BY:

James A. Lewis

William G. Little

John P. Neafsey

STOCK PERFO RMANCE GRAPH

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of February 28, 2005. The table includes the number of shares beneficially owned by (i) each person or group that is known to us to be the beneficial owner of more than 5% of our outstanding Common Stock, (ii) each of our directors and executive officers named in the summary compensation table and (iii) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

5% Beneficial Owners, Directors, Named Officers	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Nader Tavakoli EagleRock Capital Management, L.L.C. 551 Fifth Avenue, 34th Floor New York, NY 10176 (1)(2)	2,603,544	20.7%

Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104 (1)(3)	1,824,960	14.3%

Crown Cork & Seal Company, Inc. One Crown Way Philadelphia, PA 19154 (1)	1,255,000	10.0%

David J. Greene and Company, LLC 599 Lexington Avenue New York, NY 10022 (1)	1,062,499	8.4%

Citadel Limited Partnership 131 S. Dearborn Street, 32nd Floor Chicago, IL 60603 (1)(4)	697,759	5.5%

James A. Lewis	2,941	*

William G. Little	3,823	*

Frank J. Mechura	2,898	*

John P. Neafsey	8,305	*

Angus F. Smith	3,736	*

A. Alexander Taylor	4,969	*

Michael J. Hoffman (5)	203,660	1.6%

William S. Rymer	55,187	*

James C.T. Bolton (6)	85,813	*

Frank E. Gregory (7)	41,530	*

David J. Waksman	16,144	*

All directors and executive officers as a group (15 persons)(8)	523,660	4.2%

*	Represents less than 1% of the 12,560,103 shares of Common Stock outstanding as of February 28, 2005.

(1)	The number of shares beneficially owned for each 5% beneficial owner is derived from reports filed by each such beneficial owner under Section 13 or Section 16 of the Exchange Act.
(2)	According to the Report on Schedule 13D filed by Mr. Tavakoli and Eagle Rock Capital Management, L.L.C. on March 30, 2005, Mr. Tavakoli beneficially owns all of the indicated shares and Eagle Rock Capital Management, L.L.C. beneficially owns 2,363,801 of the indicated shares.
(3)	As indicated in the Report on Schedule 13G filed by Wells Fargo & Company on February 22, 2005, the Report was filed on behalf of two subsidiaries, Wells Capital Management Incorporated and Wells Fargo Fund Management, LLC.
(4)	As indicated in the Report on Schedule 13G filed by Citadel Limited Partnership on November 22, 2004, beneficial ownership of the indicated shares is shared by Citadel Limited Partnership, GLB Partners, L.P., Citadel Investment Group, L.L.C., Kenneth Griffin, Citadel Wellington Partners L.P., Citadel Wellington Partners L.P. SE, Citadel Kensington Global Strategies Fund Ltd., Citadel Equity Fund Ltd., Citadel Credit Products Ltd., Citadel Jackson Investment Fund Ltd., Citadel Credit Trading Ltd. and Aragon Investments, Ltd.
(5)	Includes 44,560 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of February 28, 2005.
(6)	Includes 14,266 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of February 28, 2005.
(7)	Includes 1,503 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of February 28, 2005.
(8)	Includes 70,723 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of February 28, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Crown

Prior to our initial public offering in November 2002, we had been a wholly owned subsidiary of Crown. As of February 28, 2005, Crown owned 1,255,000 shares, or approximately 10%, of our Common Stock.

Agreements with Crown

Since our initial public offering, we have leased space from Crown for our Philadelphia headquarters, our research facility in Alsip, Illinois and a warehouse in Belcamp, Maryland. In, 2004, we paid Crown approximately $1.477 million under these lease agreements. The current Philadelphia lease agreement expires on December 31, 2005 and the current Alsip lease agreement expires on December 31, 2006. The Belcamp lease agreement is month-to-month.

Concurrently with the completion of our initial public offering, we entered into a transition services agreement with Crown. Under the transition services agreement, Crown provided services that included payroll, systems for accounting reporting, information technology, benefits administration, and logistics. This agreement expired at the end of 2003 and was extended on similar terms (excluding the provision of certain services that Constar no longer purchases from Crown), which extension has since expired and is being renegotiated. We recorded an expense of approximately $5.159 million during 2004 related to the transition services agreement and had a payable of approximately $266,000 to Crown at December 31, 2004.

Concurrently with the completion of our initial public offering, one of our subsidiaries, Constar, Inc. and a subsidiary of Crown called Crown Cork & Seal Company (USA), Inc. (“Crown USA”), entered into the Salt Lake City PET Products Supply and Lease of Related Assets Agreement (the “SLC Agreement”). Under the SLC Agreement, Crown USA supplies Constar, Inc. with PET preforms and containers manufactured at Crown USA’s facility. The products are manufactured using equipment that Constar, Inc. leases to Crown USA which are maintained at Crown USA’s Salt Lake City facility. The SLC Agreement expired on November 19, 2004 but we and Crown USA continue to operate under its terms. We purchased approximately $15.888 million of PET preforms and containers from Crown during 2004. We had a net payable to Crown of approximately $597,000 related to the SLC Agreement at December 31, 2004.

Concurrently with the completion of our initial public offering, Constar, Inc. and Crown USA entered into the Newark Component Supply and Lease of Related Assets Agreement (the “Newark Agreement”). Under the Newark Agreement, Constar, Inc. supplies Crown USA with rings, bands and closures manufactured at Constar Inc.’s facilities. The products are manufactured using equipment that Crown USA leases to Constar, Inc. and operates at the Company’s facilities. The Newark Agreement expired on November 19, 2004 but we and Crown USA continue to operate under its terms. We sold approximately $3.811 million of rings, bands and closures to Crown during 2004. We had a net receivable from Crown of approximately $585,000 related to the Newark Agreement at December 31, 2004.

Concurrently with the completion of our initial public offering, one of our subsidiaries, Constar Plastics of Italy S.R.L., or Constar Italy, and a subsidiary of Crown called Crown Cork Italy S.p.A. (“Crown Italy”), entered into the Voghera PET Preform Supply and Lease of Related Assets Agreement (the “Voghera Agreement”). Under the Voghera Agreement, Constar Italy supplies Crown Italy with resin and Crown Italy supplies Constar Italy with PET preforms manufactured at Crown Italy’s facility. The products are manufactured using equipment that Constar Italy leases to Crown Italy and maintains at Crown Italy’s facility. The Voghera Agreement expired on December 31, 2003, and an extension is being negotiated. Net of resin sales, we purchased approximately $3.199 million of PET preforms from Crown under this Agreement during 2004. We had a net receivable due from Crown of approximately $15,000 related to the Voghera Agreement at December 31, 2004.

Concurrently with the completion of our initial public offering, Constar Italy and Crown Faba Sirma S.p.A. (“Crown Faba”), entered into the Faba Supply Agreement (the “Faba Agreement”). Under the Faba Agreement,

Crown Faba blows preforms into bottles and sells the bottles to Constar Italy. Constar Italy sells preforms to Crown Faba. The Faba Agreement expired on December 31, 2003 and an extension is being negotiated. We purchased approximately $2.395 million of bottles from Crown and sold approximately $857,000 of preforms to Crown during 2004. We had a net receivable from Crown of approximately $170,000 related to the Faba Agreement at December 31, 2004.

Concurrently with the completion of our initial public offering, Crown Cork & Seal Technologies Corporation granted Constar International U.K. Limited a royalty-bearing license to certain closures technologies. In 2004, Constar International U.K. Limited paid Crown Cork & Seal Technologies Corporation approximately £284,000 in royalties under this license. We had a net payable to Crown of approximately £100,000 related to this license at December 31, 2004.

Concurrently with the completion of our initial public offering, we entered into a Benefits Allocation Agreement with Crown, under which we and Crown allocated responsibility for certain employee benefit liabilities. We retained or assumed all liability for compensation and benefits owed to our active or former employees, and assumed sponsorship of the Crown pension plan previously maintained for our hourly employees. We also expanded this plan to include our active salaried employees, establish savings and welfare plans for its active employees that are substantially equivalent to plans previously provided by Crown, and assume the stand-alone pension plans in the United Kingdom and Holland, including the corresponding assets and liabilities. As of December 31, 2004, we had an under-funded benefit obligation of approximately $33.6 million under such plans.

Pursuant to the provisions of our Amended and Restated Certificate of Incorporation, legal expenses incurred by certain current and former directors in connection with a putative securities class action lawsuit, as described in the Company’s 2004 Annual Report on Form 10-K, are being advanced on behalf of those directors by the Company or the relevant insurer. Because the claims are against both the Company and the defendant directors, we cannot determine what portion of those legal expenses would be attributable to the directors rather than the Company. In addition, pursuant to a Corporate Agreement entered into with Crown concurrently with our initial public offering, we have incurred certain indemnification obligations to Crown with respect to this lawsuit.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and directors. Based solely upon a review of reports filed by these individuals, all Section 16(a) filing requirements have been met during 2004.

OTHER BUSINESS

We are not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the persons named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors,

David Waksman

Vice President, General Counsel and Secretary

March 31, 2005

This Proxy is solicited on behalf of the Board of Directors

CONSTAR INTERNATIONAL INC.

2005 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 27, 2005

The undersigned stockholder of Constar International Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the 2005 Annual Meeting of Stockholders of Constar International Inc., each dated March 14, 2005, and hereby appoints William S. Rymer and David J. Waksman, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2005 Annual Meeting of Stockholders of Constar International Inc. to be held on April 27, 2005 at 9:00 a.m., local time, at the offices of Dechert LLP, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania and at any adjournment or adjournments thereof, and to vote all shares of Constar Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on this card.

SEE REVERSE SIDE

The Board of Director recommends a vote “FOR” all nominees listed in Proposal 1.

1.	Election of Directors: FOR all nominees listed below (except as indicated) if you wish to withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the following list: Michael J. Hoffman, William G. Little, Frank J. Mechura

And, in their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR each of the nominees set forth above and as said proxies deem advisable on such other matters as may properly come before the meeting.

Signature:                                                              Dated:                            , 2005

Signature (if held jointly or as community property):

This Proxy should be marked, dated and signed by the stockholder(s) as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.